                                                                     EXHIBIT 5.1



                                 October 26, 1999



Pinnacle Global Group, Inc.
5599 San Felipe, Suite 555
Houston, Texas 77056

     Re: Opinion as to Legality of Common Stock of Pinnacle Global Group, Inc.

Gentlemen:

     We have examined the articles of incorporation and bylaws, both as amended to date, and the corporate proceedings of Pinnacle Global Group, Inc. ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 7,125,233 shares of Common Stock, $.01 par value ("Common Stock"), which are being registered on behalf of the Company and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

     1. The Company is a validly organized and existing corporation under the laws of the State of Texas.

     2. The 7,125,233 shares of the Common Stock issuable upon consummation of the merger of Harris Webb & Garrison, Inc. with and into Sanders Morris Mundy Inc. will, when issued, be validly issued, fully paid and non-assessable outstanding securities of the Company.

     We consent to the use of this opinion and the reference to our firm in the Proxy Statement/Prospectus.

                                       Very truly yours,


                                       /s/  PORTER & HEDGES, L.L.P.

                                       PORTER & HEDGES, L.L.P.